Exhibit 99.1

For Immediate Release

Shev Rush Media First Public Relations shev@mediafirstpr.com 760-567-4321 Judy Piercey Kintera Corporate Communications jpiercey@kintera.com 858-795-3056

Kintera Acquires Carol/Trevelyan Strategy Group (CTSG)

Leading technology providers create powerful advocacy force in nonprofit sector

SAN DIEGO, CA & WASHINGTON, DC – March 18, 2004 – Kintera® Inc. (Nasdaq: KNTA), an innovative provider of software as a service to nonprofit organizations, announced today that the company has acquired the Carol/Trevelyan Strategy Group (CTSG), a leader in providing online advocacy solutions.  CTSG is an Internet technology company specializing in melding offline and online strategies and tools to build membership, affinity and impact for nonprofit organizations, political campaigns and unions.

Kintera paid about $5 million in restricted Kintera stock and $250,000 for CTSG.  Additional stock could be issued based on performance.  Unaudited CTSG revenue for the year ended December 31, 2003 was approximately $5.2 million.  Kintera expects to retain the 70 current employees of CTSG.

CTSG’s technology platform currently powers the online fundraising, advocacy and content for more than 200 clients including Amnesty International USA, the Natural Resources Defense Council, RockTheVote, Drug Policy Alliance, House Democratic Leader Nancy Pelosi and TrueMajority.Org.  In the political arena, CTSG developed the very first website for a U.S. Senate candidate in 1994 with the launch of the website for U.S. Senator Dianne Feinstein (D-CA).

Technology developed by CTSG will provide additional breadth to Kintera’s industry-leading Kintera Sphere™ platform.  CTSG’s strategic client services unit will continue to focus on helping clients and other stakeholders use the software platform to raise money and build support online.  CTSG intends to conduct business under its own name as a service of Kintera.

Kintera’s award-winning Kintera Sphere software provides organizations large and small full support with an enterprise-level platform.  Kintera Sphere includes a complete CRM system to help nonprofits effectively use the Internet to maintain a unified record of all interactions between donors and the nonprofit organization.

“The CTSG Team has been a pioneer in online advocacy services and strategies for a decade,” said Kintera CEO Harry Gruber.  “We believe that by merging our best-of-breed technologies and services, together we are positioned in the nonprofit ‘software as a service’ marketplace as the industry leader.”

Added CTSG cofounder Stuart Trevelyan, “We are thrilled at the opportunities this acquisition provides for our clients and the good causes we care about.  We started CTSG to provide the right technology and strategies for groups creating change and making a difference.  Now with this unified platform, our clients will have access to the best tools and services available and be able to achieve great things.”

9605 Scranton Road, Suite 240 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com

(more)

Kintera will hold a conference call this morning at 9:00 a.m. Eastern Time, hosted by Harry E. Gruber, M.D., CEO and chairman of the board of directors; James A. Rotherham, CFO; and Dennis N. Berman, EVP and vice chairman of the board of directors.  The call can be accessed by dialing toll free 800.299.7089 (617.801.9714 for international calls), using conference code 60212402.  The live webcast and replay of the call will be available over the Internet at www.kintera.com in the “Investors” section located under “About Us.”

About CTSG

The Carol/Trevelyan Strategy Group (CTSG) offers a unique set of integrated products and services to nonprofits, advocacy groups and socially responsible businesses.  Founded in 1993, CTSG’s work with over 200 clients created many of the innovative strategies and tools now commonly used across the sector.  CTSG clients have utilized its tools and strategies to recruit millions of new supporters, raise millions in new donations, and win dozens of issue campaigns.  For more information, visit www.ctsg.com.

About Kintera Inc.

Kintera® Inc. (Nasdaq: KNTA) is an innovative provider of software as a service that helps nonprofit organizations foster a powerful sense of community to achieve their mission.  Kintera’s Knowledge Interaction technology strengthens an organization’s community by providing volunteers, members, donors and staff web-based tools to efficiently fulfill their tasks and share real-time data and information.  The company’s Internet innovations include its Friends Asking Friends® solicitation program and Kintera Sphere™, an enterprise-grade software system that provides content management, contact management, communication tools, commerce applications, community-building features and reporting functions.  Kintera’s technology is built on a unified database and payment processing engine.  A web browser is all that is needed to use Kintera Sphere to help increase donations, reduce fundraising costs and build awareness and affinity for a cause.  For more information and an online demo, visit Kintera at www.kintera.com.

In addition to historical information, this press release contains forward-looking statements (including, without limitation, express or implied statements regarding anticipated synergies from combining CTSG with Kintera) that involve risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date hereof. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation: the CTSG revenues for 2003 have not been audited and are not necessarily indicative of revenues that may be achieved in any future period by CTSG’s operations; our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

# # #